AGREEMENT


         THIS AGREEMENT, is made, entered into, and executed on this _____ day of _____________1998, by and between the (NAME), with its offices at (ADDRESS), hereinafter referred to as ("BOARD"), and NDS Software, Inc. hereinafter referred to as ("NDS"), a Nevada Corporation with its offices at 2241 Park Place, Suite E, Minden, Nevada, 89423.

                                    RECITALS

         WHEREAS, NDS will program and deliver software, which allows (BOARD) to offer a public access lead generation Intranet system ("HomeSeekers CityNet"), Internet E-mail capabilities ("H.S. Passport"), and HomeSeekers Internet Electronic Home Viewing System ("HomeSeekers"), collectively hereinafter referred to as ("Product"), for the advertising of multiple listing data, real estate agents, brokers and related services, to be used in conjunction with (BOARD)'s MLS software;

         WHEREAS, (BOARD) is a multiple listing service whose participants and subscribers include real estate agents, brokers, brokerage companies, and various affiliated industries ("Members"). (BOARD) receives information from the Members regarding the listing, sale and other related information on real property;

         WHEREAS, NDS seeks (BOARD)'s cooperation with accessing MLS data and images as source material for the Product;

         WHEREAS, (BOARD) is willing to cooperate with NDS to provide MLS data and images, in cooperation with (BOARD)'s MLS system vendor, and assist in promoting the Product as described in the terms and conditions set forth below;

         WHEREAS, NDS seeks (BOARD)'s cooperation to assist NDS in promoting the Product;

         WHEREAS, (BOARD) will market and manage, under a license from NDS, the Product to its Members and the public under the terms and conditions hereinafter set forth;

         NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, (BOARD) and NDS do hereby agree as follows:


1.       Licensing and License Fees

         A. The "License Fee" for use of the Product during the term of this agreement will be a "guaranteed usage". This guaranteed usage means that 100% of all "Active Listings" will automatically be placed on the Product for the term of this agreement for public viewing except for those listings excluded by the seller/listing broker on an individual basis. "Active Listing" is deemed to mean those Residential (single family and condominium) listings which are currently on the MLS system and are currently for sale. NDS may be adding the remaining


Agreement between NDS & (BOARD), (DATE) 1997, Page 1  of 14
                  property types, Residential Lease, Mobile Homes, Land, Residential Income, Commercial, Commercial Lease, and Business Opportunity from the MLS system on the Product in the future. The duration of each property listing on Product is the same as the MLS listing.

         B. NDS hereby grants to (BOARD) a non-exclusive, non-transferable right to distribute the HomeSeekers CityNet customer access software for its intended use to its Members and the public, and the H.S. Passport agent software to its Members. NDS will make available sufficient copies of each program.

         C. NDS retains all copyright and any additional rights to the programs it creates for use by (BOARD). Title to all applicable rights in patents, copyrights, trade secrets and license in the Product remains with NDS.

         D. It is agreed that (BOARD) may not sell, copy, reproduce, or cause to have to have copied, or reproduced by any employee, officer, director or agent of (BOARD), any software, configuration, or system used or provided by NDS without prior written permission from NDS.


2.       (BOARD) Responsibilities

         A. The Product will allow (BOARD) to use its existing MLS data and images in a publicly accessible mode. Existing data and images will be captured and/or exported in a usable format, and the use and/or origin of the data and images is the exclusive responsibility of (BOARD) and/or any party involved in ownership, copyright, or any claim whatsoever regarding the use of, or origin of that data and images.

         B. (BOARD) has the option of enabling automated "notification of exclusion" of any listing from the Product. (BOARD) is responsible to provide a suitable field on the MLS input form and in the MLS database indicating that a listing is to be excluded.


3.       Access Restriction

         A. NDS shall sell or otherwise provide the applicable segments of the Product (HomeSeekers CityNet, HomeSeekers and/or H.S. Passport) only to those brokers, agents, title companies, mortgage companies, appraisal and brokerage companies which are then current Members in good standing of (BOARD), or any customer approved by (BOARD).

         B. (BOARD) shall provide NDS access to its database of multiple listings, images, users and offices only for the purpose of adding and updating the Product. NDS is prohibited from downloading data or images for any other purpose. The data is copyrighted by (BOARD).

Agreement between NDS & (BOARD), (DATE) 1997, Page 2  of 14

4.       Rates, Expenses and Revenue Distribution

         A. NDS will provide to (BOARD) HomeSeekers CityNet diskette packs at a cost of $3.00 per set. (BOARD) may resell the HomeSeekers CityNet diskette pack for no more than $5.00.

         B. NDS will invoice (BOARD) on a monthly basis for all payables (if applicable) generated in the current billing period.

         C. Payables to NDS are Net 15 Days from date of invoice. Interest shall accrue at a rate of one and one-half percent (1.5%) per month on late payments.

         D. NDS will pay a single twenty percent (20%) advertising sales commission to (BOARD), for each advertising sale providing the (BOARD), one of its Members, or one of its staff is the procuring cause of the sale. A sale will be deemed complete when a signed advertising contract, initial payment, and advertiser approved final copy are submitted to NDS by (BOARD). NDS will pay twenty percent (20%) of advertising revenues collected as an advertising renewal commission to (BOARD) for any renewals of advertising originally sold by (BOARD), one of its Members, or one of its staff.

         E. To offset (BOARD)'s costs for advertising and promotion of the Product, within fifteen (15) business days after the end of each month, NDS shall remit to (BOARD) ten percent (10%) of all NDS gross revenues, generated by those components of the Product identified as revenue sharing components in Exhibit B, "Product Pricing", which NDS actually received in each prior month from the customers. Interest shall accrue at a rate of one and one-half percent (1.5%) per month on late payments. NDS shall not be obligated to initiate any collection or recovery efforts to obtain payment from the customers who are delinquent on payments.

         F. (BOARD) may cause an audit not more than once on an annual basis of NDS's records regarding payments received from all customers under this Agreement and payments to (BOARD), to be made by an independent certified public accountant of (BOARD)'s selection. (BOARD) will give NDS fifteen (15) days written notice of its intent to audit NDS's books and records which relate to the receipt of payment. (BOARD) shall pay for the cost of each audit, unless an audit discovers a discrepancy greater than four percent (4%) between payments owed to (BOARD) and payments made to (BOARD) pursuant to Paragraph E hereof, in which case NDS shall pay for such audit as well as the additional amounts owed to (BOARD) resulting from the audit, within ten (10) days after completion of the audit.

         G. NDS shall keep full, complete and proper books and records, including without limitation, records of its daily accounts, both for cash and on credit, with respect to (BOARD)'s accounts (collectively, the "Records".) (BOARD) and its agents and employees shall have the right to examine and inspect all the Records no more than twice a year, which NDS shall produce or send to (BOARD) at NDS's

Agreement between NDS & (BOARD), (DATE) 1997, Page 3  of 14
                  cost upon demand by (BOARD) for the purpose of investigating and verifying the accuracy of any statement of payment.

5.       Liability

         Temporary service interruption may occur whether caused by hardware, software, or environmental anomalies and shall not be cause for financial or contractual liability to NDS.

6.       Promotion of the Product

         A. Local Promotion of the Product may be undertaken by either NDS or (BOARD), and each shall notify the other of planned campaigns, promotions, or special events concerning the Product. (BOARD) Members may cooperatively promote and advertise the Product in their normal course of business.

         B. (BOARD) will assist NDS in gaining the cooperation of the local Boards/Associations of REALTORS(R) to make available their conference rooms and/or offices for periodic use by NDS as demonstration and training areas for the Product, or allow NDS to make sales presentations at regularly scheduled Membership meetings, as long as the date, time, location for each use is approved by the applicable local associations or boards in advance.

         C. (BOARD) shall permit NDS to continually access and download (BOARD) MLS data for the purpose of publishing the Product as soon as (BOARD), in its sole discretion, believes that such access and use are feasible and do not interfere with any of (BOARD)'s other services or products.

7.       Technical Support

         NDS will provide phone-based technical support during the hours of 8:00 AM and 5:00 PM Pacific Standard Time Monday through Friday.


8.       Orientation/Training

         NDS agrees to provide three (3) days of initial on-site orientation/training for all Members at no charge prior to opening the Product to the public. During that period training will also be offered to MLS and Board/Association staffs. After cut over, on-site orientation/training to users or trainers of (BOARD) is available from NDS for a fee of $550 per day plus expenses. Expenses are limited to flight and hotel accommodations. Training for "Board Trainers" is also provided for no more than five Members of (BOARD) at the corporate office of NDS at no charge.

9.       Protection of Information

         Any information exchanged between the parties which is confidential and which, when disclosed, is noted as being confidential, will be held in confidence by the party receiving the information and only used and disclosed pursuant to this Agreement. Each party


Agreement between NDS & (BOARD), (DATE) 1997, Page 4 of 14 agrees that of its employees receiving confidential information will be informed that such information is subject to non-disclosure Agreement and will be bound by such an Agreement; that confidential information will be returned upon request; that the party receiving confidential information will treat it with the same degree of care as is afforded to its own confidential information; and that the receiving party will not reproduce confidential information except as necessary to perform its duties under this Agreement or as otherwise specifically authorized in writing. The provision of this non-disclosure Agreement will survive the expiration of any other Agreement between the parties.

10.      Term of Agreement

         The term of this Agreement shall commence upon written acceptance of the Product as operational by (BOARD). This Agreement shall continue for an initial period of three years and shall renew automatically by the terms hereof for an unlimited number of one year terms thereafter until it is terminated pursuant to Section-11.

11.      Termination

         A. This Agreement may be terminated at either party's election on the first three year anniversary date or any subsequent anniversary date, provided the electing party gives the other party no less than 90 days prior written notice.

         B. If (BOARD) changes MLS provider during the term of this Agreement and such change necessitates the rewriting of the Product program to maintain functionality, NDS cannot guarantee compatibility with Product. If NDS cannot rewrite the software to accommodate the MLS changes, NDS may terminate this Agreement on the cut over date to the new provider.

         C. NDS may terminate this Agreement upon (10) ten days written notice if (BOARD) has materially breached any financial provisions of this Agreement and has not cured such breach within (15) fifteen business days after written notice of such breach from NDS. In the event (BOARD) fails to cure such material breach within the (15) fifteen day period, NDS may terminate this Agreement as described holding (BOARD) responsible for the "Termination Fee" defined in Section-11E, as well as any other loss or damages as provided by law.

         D. (BOARD) may terminate this Agreement upon (10) ten days written notice if NDS has materially breached any financial provisions of this Agreement and has not cured such breach within (15) fifteen business days after written notice of such breach from (BOARD). In the event NDS fails to cure such material breach within the (15) fifteen day period, (BOARD) may terminate this Agreement as described holding NDS responsible for the "Termination Fee" defined in Section-11F, as well as any other loss or damages as provided by law.

         E. In the event that termination of this Agreement is caused by any breach by (BOARD) which has not been cured within fifteen
                  (15) days of notification by NDS, a "Termination Fee" shall be imposed. This fee consists of (BOARD)'s refunding all prorated advertisers' fees

Agreement between NDS & (BOARD), (DATE) 1997, Page 5  of 14
                  already billed and collected in the current period. Any other termination shall cause the repayment of advertisers' fees already billed and collected and will be the responsibility of NDS. NDS' liability in the event of such termination of service is limited to this prorated refund of advertisers' fees except as otherwise specified in this Agreement.

         F. In the event termination of this Agreement is caused by any breach by NDS which has not been cured within fifteen (15) days of notification by (BOARD), a "Termination Fee" shall be imposed. This fee consists of NDS's paying (BOARD) an amount equivalent to the previous month's revenue distribution from NDS to (BOARD) times the number of months remaining in the Agreement.

         G. Upon termination of this Agreement, for any reason, (BOARD) will return all Software, Hardware, Manuals, and any other materials bearing title to NDS.

12.      Warranty

         A. NDS warrants that from the installation date of the Product until the termination date, the Product will substantially conform to the representations made to (BOARD) expressly set forth for it in the materials and that it is fit for the purpose intended. If the Product fails to so conform and (BOARD) promptly provides NDS with a written report containing a description of the apparent problem, NDS will, at its sole cost and expense, (i) supply reasonable technical support required to correct the problem, (ii) replace any hardware, software, etc. necessary to correct the problem, (iii) if, in NDS's sole discretion, the Product cannot be replaced or modified using reasonable commercial efforts, terminate the license upon sixty (60) days written notice to (BOARD). This Section-12 states (BOARD)'s exclusive remedy for breach of warranty set forth herein. In the event of such termination by NDS, NDS will be liable to rebate their prorated share of advertiser fees as specified in Section-4, and NDS will be liable for the same Termination Fee defined in Section-11F.

         B. (BOARD) has disclosed to NDS and NDS fully understands and acknowledges that the information on (BOARD)'s MLS data base is entered by independent agents and brokers who use the services of (BOARD). Accordingly, (BOARD), and its officers, shareholders, directors, employees, representatives or agents, make no representations or warranties, express or implied, including implied warranties of merchantability of fitness for a particular purpose, concerning the accuracy or completeness of the data on (BOARD) data base or any other information that NDS obtains from such data base. NDS agrees that in no event will (BOARD) be liable for any lost profits for any special consequential or exemplary damages that NDS may suffer or incur as a results of the inaccuracy or incompleteness of the information on (BOARD)'s MLS data base, or upon early termination of and pursuant to this Agreement.

13.      Limitation of Warranty

         THE WARRANTY OFFERED IN SECTION-12A IS A LIMITED WARRANTY, NDS MAKES NO OTHER WARRANTIES, EITHER EXPRESSED OR IMPLIED, AS TO THE MATTER WHATSOEVER CONCERNING THE MATERIALS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT INCLUDING ANY AND ALL WARRANTIES

Agreement between NDS & (BOARD), (DATE) 1997, Page 6  of 14

         OF MERCHANTABILITY, AND NON-INFRINGEMENT OF THE RIGHTS OF THIRD
         PARTIES.

14.      Indemnification

         A. NDS agrees to defend and otherwise hold (BOARD), its shareholders, officers, employees, directors, agents and representatives harmless from all claims by third parties that the use of any of the Product's programs or systems infringe any third party's U.S. copyright rights provided that (BOARD) gives NDS prompt written notice of any such claim, and cooperates fully in the defense of same. THE RIGHTS GRANTED TO (BOARD) UNDER THIS SECTION SHALL BE (BOARD)'S SOLE AND EXCLUSIVE REMEDY FOR ANY ALLEGED INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS. NDS WILL HAVE NO LIABILITY TO (BOARD) IF ANY ALLEGED COPYRIGHT OR OTHER INFRINGEMENT OR CLAIM THEREOF IS BASED UPON (I) A MODIFICATION OF THE PRODUCT BY (BOARD) OR ANY THIRD PARTY AGENT OR EMPLOYEE OF (BOARD),
                  (II) THE USE OF THE PRODUCT IN ANY MANNER FOR WHICH IT WAS NOT INTENDED FOR, OR (III) USE OF OTHER THAN THE MOST CURRENT RELEASE OF THE PRODUCT IF SUCH CLAIM WOULD HAVE BEEN PREVENTED BY THE USE OF SUCH RELEASE AND SUCH RELEASE WAS PROVIDED TO (BOARD).

         B. NDS agrees to indemnify and hold harmless (BOARD), its shareholders, officers, employees, directors, agents and representatives from and against any and all losses, costs, liabilities, damages, taxes, interest, penalties and/or expenses incurred in investigation or defense of claims and actions resulting from or arising out of NDS's business operations and contracts entered into for the sale of the Product. This provision shall survive the termination of the Agreement.

         C. (BOARD) agrees to indemnify and hold harmless NDS its officers, employees, directors, agents and representatives from and against any and all losses, costs, liabilities, damages, taxes, interest, penalties and/or expenses, including without limitation, legal fees and other expenses incurred in the investigation or defense of claims and actions resulting from or arising out of use of the Product. This provision shall survive the termination of the Agreement.

15.      Disclaimer of consequential Damages

         NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NDS WILL NOT BE LIABLE OR OBLIGATED IN ANY MANNER FOR ANY SPECIAL INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, LOST DATA OR LOSS OF USE OF THE PRODUCT, WHETHER SUCH DAMAGES OR LOSSES ARE SUFFERED DIRECTLY OR INDIRECTLY, EVEN IF NDS IS INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE, EXCEPT WITH RESPECT TO DAMAGES INCURRED BY (BOARD) BASED UPON ANY BREACH OF THE AGREEMENT BY NDS.

Agreement between NDS & (BOARD), (DATE) 1997, Page 7  of 14

16.      Limitation On Amount

         IN NO EVENT WILL NDS'S LIABILITY IN CONNECTION WITH THE MATERIALS OR THIS AGREEMENT EXCEED THE AMOUNTS ACTUALLY PAID TO NDS UNDER THIS AGREEMENT. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NDS'S NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION, AND OTHER TORTS. THE LANGUAGE OF THIS SECTION-16 DOES NOT IN ANY WAY LIMIT THE OBLIGATION OF NDS TO INDEMNIFY (BOARD) AS PROVIDED IN SECTION-14 OF THIS AGREEMENT.

17.      Governing Laws

         This Agreement and all addenda will be governed by and construed in accordance with the laws of the United States and the State of Nevada. Jurisdiction and venue for any action brought as a result hereof shall be in Douglas County, Nevada.

18.      Arbitration and Attorney's Fees

         IN THE EVENT OF A DISPUTE BY AND BETWEEN THE PARTIES REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, THE PARTIES SHALL SUBMIT THE DISPUTE TO BINDING ARBITRATION IN ACCORDANCE WITH THE THEN EXISTING PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION. SUCH ARBITRATION SHALL BE CONDUCTED IN THE STATE OF NEVADA AT A LOCATION AS MUTUALLY AGREED UPON BY THE PARTIES. IN ANY SUCH ARBITRATION, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER, IN ADDITION TO ANY OTHER RELIEF, REASONABLE ATTORNEY'S FEES AND EXPENSES.

19.      Product Names

         (BOARD) and NDS agree that (BOARD) may utilize the HomeSeekers CityNet, HomeSeekers, and/or H.S. Passport names in a positive and unrestricted manner during the term of this Agreement. The right to utilize these names, service marks, and unique graphic elements ceases with the termination of this Agreement.

20.      Updates and/or Revisions

         A. Product updates or enhancements may be placed on the system at any time by NDS at no charge to (BOARD).

         B. (BOARD) must notify NDS of any planned updates and/or revisions to the (BOARD) MLS software in writing sixty (60) days prior to the actual change and/or revision.

21.      No Third Party Beneficiaries

Agreement between NDS & (BOARD), (DATE) 1997, Page 8  of 14

         No term or provision of this Agreement is intended to be, nor shall any such term or provision be construed to be, for the benefit of any person, firm, corporation or any other entity not a party hereto, and no such other person, firm, corporation or entity shall have any right or cause of action thereunder.

22.      Further Acts

         Each party agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

23.      Binding Effect

         This Agreement shall be binding upon and shall inure to the benefit of, the respective heirs, personal representatives, executors, administrators, successors and assigns of the parties hereto.

24.      Severability

         The provisions of this Agreement are severable, and if any provision of this Agreement shall be held to be invalid, illegal, or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

25.      Counterparts

         This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

26.      Assignment

         No party to this Agreement may assign this Agreement or his, her or its rights or obligations thereunder, without the written consent of the others.

27.      Headings

         The headings, titles and captions of the Paragraphs of this Agreement are inserted solely for convenience of reference and are not part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

28.      Time is of the Essence

         Time is of the essence with respect to the obligations of the parties hereto.

29.      Good Faith

         The parties hereby expressly acknowledge that this Agreement imposes an obligation of good faith and fair dealing between the parties.

Agreement between NDS & (BOARD), (DATE) 1997, Page 9  of 14

30.      Authority to Execute

         This Agreement is entered into by the undersigned parties freely and voluntarily, and without duress and coercion.

31.      Modifications.

         Any alterations, change or modification of or to this Agreement, in order to become effective, shall be made by written instrument or endorsement thereon and in each such instance executed on behalf of each party thereto.

32.      Interpretation

         This Agreement shall be construed according to its fair meaning and as if prepared by both parties hereto. As used in this Agreement, masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others wherever and whenever the context so dictates.

33.      No Waiver

         No delay or omission by either party hereto in exercising any right or power accruing upon the compliance or failure of performance by the other party hereto under the provisions of this Agreement or documents entered into pursuant to this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by a party hereto of a breach of any of the covenants, conditions or agreements hereof to be performed by the other party shall not be construed as a waiver of any succeeding breach of the same or other covenants, agreements, restrictions or conditions hereof.

34.      Exhibits

         The following exhibits are hereby incorporated in this Agreement by reference:

                  Exhibit A                 Product Definition
                  Exhibit B                 Pricing

35.      Miscellaneous

         A. Upon execution of this Agreement, the undersigned represent and warrant that this Agreement has been duly authorized by said parties and that they have full authority to enter into this Agreement on behalf of such parties.

         B. This Agreement, including any exhibits attached hereto and made a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and may be amended only by a written instrument signed by all parties affected thereby, or their respective successors or assigns.


Agreement between NDS & (BOARD), (DATE) 1997, Page 10 of 14

                  This Agreement cancels and supersedes all prior agreements, if any, oral or written between parties.

         C. Upon execution of the Agreement, any and all previous agreements regarding the Product between (BOARD) and NDS are void.

         D. Any documentation herein requiring signatures of both or either party may be exchanged by the parties by FAX. Each party will retain a valid copy of each document consisting of a FAX copy signed by the other party and an original copy signed by itself.

         E. (BOARD) agrees to allow NDS to use (BOARD)'s name, logo, service marks, location, and name of General Manager in advertising, promotion, and discussions regarding the Product and its installation in (BOARD). The right to utilize the (BOARD) name, logo, service marks, and unique graphic elements ceases with the termination of this Agreement.

36.      Notices

         Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered personally or sent by registered or certified mail, postage prepaid and return receipt requested, or by Federal Express or other reputable overnight and delivery service, to the address of the parties set forth below. Any notice under this Agreement shall be deemed given if by personal service upon receipt; if by United States Mail, forty-eight (48) hours after deposit; if by reputable overnight delivery service, twenty-four
         (24) hours after timely deposit. A party may designate from time to time a different or additional address for noticing purposes under this provision by giving the other party ten (10) days written notice of the same.

                  To (BOARD):
                                            Name, Attn: General Manager
                                            address
                                            City, State, Zip

                  To NDS:                   John Giaimo
                                            c/o NDS Software, Inc.
                                            2745 Saturn St.
                                            Brea, CA 92821

Agreement between NDS & (BOARD), (DATE) 1997, Page 11 of 14

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of day and year first written above.


The (BOARD)


By_________________________________                  Date _________________
     Name, Title



NDS Software, Inc.


By_________________________________                  Date _________________
     John Giaimo, President/COO


Agreement between NDS & (BOARD), (DATE) 1997, Page 12 of 14

                                    EXHIBIT A

                        HOMESEEKERS - PRODUCT DEFINITION

Because of the volatile nature of the Internet environment, and the increasing pace of technological change, this Product Definition is subject to change with approval from both parties. The definition of this segment of the Product includes but is not limited to the following:

1. An Internet World Wide Web site for the advertising of multiple listing data, real estate agents, brokers and related services


2.   Content

              o Real property listings-with appropriate hot links to agents, lenders, etc.

              o       Real property images - thumbnail and large size

              o       Office hot links - to listings or other services

              o       Sound clips - recorded by HomeSeekers

              o       Search engine - ability to easily search for properties

              o Search engine - ability to search for agents and/or offices

              o Agent profiles/home pages - with hot links to listings, E-mail

              o Office profiles/home pages - w/hot links to agents, E-Mail, as defined

              o       Advertising

              o       Demographic Data for cities

              o       Home Services advertising and promotions

Agreement between NDS & (BOARD), (DATE) 1997, Page 13 of 14

                                    EXHIBIT B

                                 PRODUCT PRICING


o    Listings with 1 image                                No Charge
     (Shown on both HomeSeekers & HomeSeekers CityNet)

o    Additional photos (HomeSeekers)                      $5.00/listing/photo                         *

o    Additional photos (HomeSeekers CityNet)              $5.00/listing/photo                         *

o    Agent profile/home page (HomeSeekers)                $129.00/year/profile                        *

o    Agent profile/home page                              $129.00/year/profile                        *
     (HomeSeekers CityNet)

o    Office profile/home page (HomeSeekers)               Market Price                                *
     (includes office e-mail)                             (based on no. of agents)

o    Sound Clip                                           $10.00/listing                              *

o    Listing Advertisements (Hot Buttons)                 Market Price                                *

o    Internet Agent E-Mail Address                        $99.00/year/address                         *
     (H.S. Passport)


     /asterisk/      Eligible for Revenue Distribution
     /checkmark/     All Pricing Subject to Change.
     /checkmark/     Package pricing will also be available at reduced rates.


Agreement between NDS & (BOARD), (DATE) 1997, Page 14  of 14